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                                    EXHIBIT 4

                                [KGL LETTERHEAD]

June 20, 2002

Mr. Richard Goldring
The Internet Advisory Corporation
150 E. 58th Street
New York, NY 10022

               RE:    MODIFIED RETAINER AGREEMENT

Dear Mr. Goldring:

         Please accept this letter as confirmation that The Internet Advisory Corporation (the "Company"), has agreed to modify the retainer agreement dated June 7, 2000 (the "Retainer") between the Company and Kaplan Gottbetter & Levenson, LLP. ("KGL"), effective June 21, 2002. The modification, which we understand was approved by the Company's Board of Directors, is for the Company to pay part of its outstanding bill for legal services with shares of the Company's common stock, $.001 par value.

         We understand that part of the outstanding bill will be satisfied by the issuance of 200,000 shares valued at $160,000. The board of directors has approved the filing of a registration on Form S-8 for these 200,000 shares. The legal services for which these shares are being registered and subsequently issued to Adam S. Gottbetter, a partner in KGL, did not include any services in connection with the offer or sale of securities in a capital raising transaction, and did not directly or indirectly promote or maintain a market for the Company's securities.

         Please note that this letter may be filed as an exhibit to the Form S-8. In order to effectuate the modification of the Retainer, please sign this letter and return it to my office. If you have any questions, please call me.

Sincerely,

KAPLAN GOTTBETTER & LEVENSON, LLP


/s/ KAPLAN GOTTBETTER & LEVENSON, LLP

ACCEPTED AND AGREED:

THE INTERNET ADVISORY CORPORATION

By:     /s/Richard Goldring
        -------------------------------
Name:   Richard Goldring
Title:  President


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